Exhibit 99.1

Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2012 FIRST QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND

•                  Revenue: $66.9 million, up 30% year-over-year

•                  Income from operations $1.6 million, up 22% year-over-year

•                  $.16 quarterly dividend declared

SHREWSBURY, NJ, April 26, 2012 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the first quarter ended March 31, 2012. The results will be discussed in a conference call to be held on Friday, April 27, 2012 at 10:00 AM Eastern time. The dial-in telephone number is (866) 238-1422 and the pass code is “WSTG.”

This conference call will be available via live webcast — in listen-mode only — at www.earnings.com. A replay will also be available on the company’s website at www.waysidetechnology.com.

Cash and marketable securities amounted to $14.8 million, representing 50% of equity as of March 31, 2012.

Net sales for the first quarter of 2012 increased 30% to $66.9 million compared to $51.5 million for the same period in 2011. Total sales for the first quarter of 2012 for our TechXtend segment (formerly Programmer’s Paradise segment) were $17.6 million compared to $12.0 million in the first quarter of 2011, representing a 47% increase. Total sales for the first quarter of 2012 for our Lifeboat segment were $49.3 million compared to $39.6 million in the first quarter of 2011, representing a 25% increase.

“We grew substantially in the first quarter of 2012. Both TechXtend and Lifeboat Distribution performed very well. We monitor our gross margins, both in dollars and as a percentage of sales,” said Simon F. Nynens, Chairman and Chief Executive Officer. “Our competition lowered their prices significantly in the first quarter of this year, and we responded immediately. As a result, product gross margins, and rebates and discounts that are elements of overall profitability for the Company, were negatively impacted this quarter. We cannot currently quantify the precise impact on 2012 as a whole; however, we do anticipate that gross margins and discounts and rebates earned for the remainder of this year will be affected by the current trend. Despite this challenge, we remain excited about the overall growth opportunities in our markets.”

The 30% increase in net sales in the first quarter of 2012 compared to 2011 was mainly a result of our continued focus on the expanding virtual infrastructure-centric business, the addition of several key product lines, and the strengthening of our account penetration.

Gross Profit for the quarter ended March 31, 2012 was $5.6 million compared to $4.8 million for the first quarter of 2011, representing a 15% increase. Total gross profit for our TechXtend segment was $1.8 million compared to $1.4 million in the first quarter of 2011, representing a 26% increase. Total gross profit for our Lifeboat segment was $3.8 million compared to $3.4 million in the first quarter of 2011, representing an 11% increase. This increase in gross profit was mainly due to the sales volume growth.

Vendor rebates and discounts for the quarter ended March 31, 2012 amounted to $0.3 million compared to $0.5 million for the first quarter of 2011. Vendor rebates are dependent on reaching certain targets set by our vendors.

Total gross profit, as a percentage of net sales, for the first quarter of 2012 was 8.3%, compared to 9.4% in the first quarter of 2011.

The increase in gross profit dollars and the decrease in gross profit margins as a percentage of net sales were primarily caused by the increased competitive pricing pressure in both segments and by winning several large bids based on aggressive pricing, which we plan to continue. The downward pricing pressure increased significantly in the first quarter of this year.  As a result, product gross margins, and the rebates and discounts that are important elements of overall profitability for the Company, were negatively impacted this quarter.  Although we cannot currently quantify the precise impact on 2012 as a whole, we do anticipate that gross margins and discounts and rebates earned for the remainder of this year will be negatively affected by the current trend.

Total selling, general, and administrative (“SG&A”) expenses for the first quarter of 2012 were $4.0 million compared to $3.5 million for the first quarter of 2011, which was mainly the result of a increase in employee and employee-related expenses (salaries, commissions, bonus accruals and benefits). As a percentage of net sales, SG&A expenses for the first quarter of 2012 were 6.0% compared to 6.8% for the first quarter of 2011.

On April 24, 2012, the Board of Directors declared a quarterly dividend of $.16 per share of its common stock payable May17, 2012 to shareholders of record on May 7, 2012.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Acronis, CA Technologies, DataCore, DataWatch, Dell, Doyenz, Flexera Software, GFI, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Oracle, Quest Software, SolarWinds, Sophos/Astaro, StorageCraft Technology, TechSmith, Veeam, Vision Solutions, and VMware.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share  and per share amounts)

	March 31, 2012	December 31, 2011
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$9,979	$9,202
Marketable securities	4,834	5,375
Accounts receivable, net	46,648	47,066
Inventory - finished goods	1,234	1,240
Prepaid expenses and other current assets	1,305	1,997
Deferred income taxes	305	329
Total current assets	64,305	65,209

Equipment and leasehold improvements, net	435	458
Accounts receivable long-term	8,956	8,889
Other assets	43	54
Deferred income taxes	250	251

Total assets	$73,989	$74,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$44,507	$45,796
Current portion- capital lease obligation	76	76
Total current liabilities	44,583	45,872

Long term portion- capital lease obligation	35	55
Total liabilities	44,618	45,927

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,670,985 and 4,679,878 shares outstanding, respectively	53	53
Additional paid-in capital	26,917	26,725
Treasury stock, at cost, 613,515 and 604,622 shares, respectively	(5,104)	(4,991)
Retained earnings	7,104	6,818
Accumulated other comprehensive income	401	329
Total stockholders’ equity	29,371	28,934
Total liabilities and stockholders’ equity	$73,989	$74,861

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three months ended
	March 31,
	2012	2011
	(Unaudited)
Revenues
Lifeboat segment	49,301	39,551
TechXtend segment	17,606	11,998
Total Revenue	$66,907	$51,549

Cost of sales
Lifeboat segment	45,517	36,137
TechXtend segment	15,823	10,587
Total Cost of sales	61,340	46,724

Gross Profit	5,567	4,825

Operating expenses
Selling costs	1,972	1,837
Stock based compensation	231	289
Other general and administrative expenses	1,784	1,404
Total Selling, general and administrative expenses	3,987	3,530

Income from operations	1,580	1,295

Interest income, net	124	86
Realized foreign exchange gain	1	—
Income before income tax provision	1,705	1,381
Provision for income taxes	676	538

Net income	$1,029	$843

Net income per common share - Basic	$0.23	$0.19
Net income per common share - Diluted	$0.22	$0.18

Weighted average common shares outstanding - Basic	4,427	4,414
Weighted average common shares outstanding - Diluted	4,612	4,651